As filed with the Securities and Exchange Commission on October 26, 2001

                                                         File No. 333-30986
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              ----------------

                                  FORM N-2

         [X]REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     [X] Post-Effective Amendment No. 4

                              ----------------

                    EXCELSIOR VENTURE PARTNERS III, LLC
             (Exact name of registrant as specified in charter)


                           114 West 47th Street,
                       New York, New York 10036-1532
                  (Address of Principal Executive Offices
                  (Number, Street, City, State, Zip Code))
                       Registrant's Telephone Number,
                     including Area Code (212) 852-3125

                               David I. Fann
                            Douglas A. Lindgren
                    Excelsior Venture Partners III, LLC
                           114 West 47th Street,
                       New York, New York 10036-1532
                  (Name and Address of Agents for Service)


                              ----------------


                                 Copies to:


                           Thomas A. Decapo, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             One Beacon Street
                           Boston, MA 02108-3194
                         Phone No.: (617) 573-4814
                          Fax No.: (617) 573-4822

                          Irene S. Greenberg, Esq.
                  United States Trust Company of New York
                            114 West 47th Street
                       New York, New York 10036-1532
                         Phone No.: (212) 852-1367
                          Fax No.: (212) 852-1310


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box [ ]

It is proposed that this filing will become effective (check appropriate box):
[X] when declared effective pursuant to Section 8(c).


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                              EXPLANATORY NOTE


         This Post-Effective Amendment No. 4 to the registration statement on Form N-2 (File No. 333-30986) of Excelsior Venture Partners III, LLC (the "Company") is being filed pursuant to Section 8(c) of the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of removing from registration under the Securities Act, 1,492,199 units of membership interest of the Company, that constitute the unsold portion of a continuous offering made pursuant to Rule 415 under the Securities Act. The Company removes these securities from registration pursuant to paragraph (a)(3) of Rule 415 and the undertakings required by Item 512(a) of Regulation S-K. This amendment shall become effective on such date as the Securities and Exchange Commission may determine.



                                 SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of October, 2001.

                                           EXCELSIOR VENTURE PARTNERS III, LLC

                                           By:  /s/ David I. Fann
                                                ------------------------------
                                                David I. Fann
                                                Co-Chief Executive Officer and
                                                President
                                                (principal executive officer)


    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


      Signature               Title                              Date


/s/ David I. Fann             Co-Chief Executive               October 26, 2001
---------------------------   Officer and President
David I. Fann                 (principal executive officer)


/s/ Douglas A. Lindgren*      Co-Chief Executive Officer       October 26, 2001
---------------------------   and Chief Investment Officer
Douglas A. Lindgren           (principal executive officer)


/s/ Brian F. Schmidt*         Chief Financial Officer          October 26, 2001
---------------------------   (principal financial and
Brian F. Schmidt              accounting officer)


/s/ John C. Hover II*         Manager                          October 26, 2001
---------------------------
John C. Hover II


/s/ Gene M. Bernstein*        Manager                          October 26, 2001
---------------------------
Gene M. Bernstein


/s/ Stephen V. Murphy*        Manager                          October 26, 2001
---------------------------
Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*   Manager                          October 26, 2001
---------------------------
Victor F. Imbimbo, Jr.


*by:/s/ David I. Fann
    --------------------
        David I. Fann
        Attorney-in-Fact